Exhibit 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

AMPHENOL ANNOUNCES

SECOND QUARTER 2005 DIVIDEND PAYMENT

Wallingford, Connecticut.  June 7, 2005.  Amphenol Corporation (NYSE-APH) announced today its second quarterly dividend on its Common Stock in the amount of $.03 per share.  The Company will pay the dividend on or about July 6, 2005 to shareholders of record as of June 17, 2005.  The Company paid its first dividend in the amount of $.03 per share on April 6, 2005 to shareholders of record on March 15, 2005.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of

1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.